Exhibit 10.18
CLEAR SECURE, INC.
Non-Employee Director Elective Deferral Plan
Section 1. Purpose.
Clear Secure, Inc. (the “Company”) has adopted this Non-Employee Director Elective Deferral Plan (as may be amended from time to time, the “Plan”) to attract and retain the services of non-employee directors of the Company by providing them with opportunities to defer receipt of their director compensation (whether paid in the form of cash and/or equity awards) and to encourage them to acquire additional Company equity interests. This Plan is established in connection with the Company’s 2021 Omnibus Incentive Plan (as in effect from time to time and together with any successor or replacement plan, the “Equity Plan”). Unless otherwise defined in the Plan, capitalized terms used in the Plan shall have the meanings assigned to them in the Equity Plan. Director fees deferred into DSUs (as defined below) pursuant to this Plan shall be issued under and subject to the Equity Plan and the associated Award Agreement.
The Plan shall be effective as of the date on which the Plan is adopted by the Board. The Plan was adopted by the Board on February 20, 2025.
Section 2. Eligibility.
Each director of the Company who is not an employee of the Company or any of its subsidiaries and is in good standing shall be eligible to participate in the Plan. Each such non-employee director who makes a deferral under the Plan is referred to as a “Participant.”
Section 3. Administration.
The Plan shall be administered by the Board or the Compensation Committee of the Board (the “Committee”). By adopting the Plan, the Board hereby delegates its full authority hereunder to the Committee, and all references herein to the Board shall apply equally to the Committee. Subject to the terms of the Plan and applicable law, the Board shall have full power and authority to: (i) designate non-employee directors for participation; (ii) determine the terms and conditions of any deferral made under the Plan; (iii) interpret and administer the Plan and any instrument or agreement relating to, or deferral made under, the Plan; (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan and (v) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. To the extent legally permitted, the Board may, in its sole discretion, delegate its authority, in whole or in part, to any other committee of the Board with authority governing non-employee director compensation, or may delegate administrative matters to the General Counsel or Corporate Secretary or other officer of the Company, subject in each case to the requirements of any stock exchange on which the Company’s Shares are listed and applicable law (in which case, references in the Plan to the Board shall be to such delegate, except to the extent of any express limitations on such delegation). The determination of the Board on all matters within its authority relating to the Plan shall be final, conclusive and binding upon all parties, including the Company, its shareholders and the Participants.
Section 4. Deferrals.
(a)Deferral Elections. Each Participant may elect to defer receipt of any (i) Shares issuable upon settlement of any Restricted Stock Units (“RSUs”) granted to such Participant under the Equity Plan for such Participant’s service on the Board in the form of deferred RSUs (“DSUs” and the

Share underlying a DSU, a “DSU Share”), each of which represents the right to receive one Share, and/or (ii) cash retainer fees for such Participant’s service on the Board and committees (a “Cash Retainer”) in the form of DSUs. Cash Retainers may also be elected in the form of RSUs that are not deferred. Cash Retainers shall be converted into a number of RSUs or DSUs, as applicable, by dividing the amount of the Cash Retainer (as determined by the annual retainers for service on both the Board and each committee on which such Participant serves as of the applicable grant date of the RSU or DSU) by the Fair Market Value of a Share on the grant date, rounded to the nearest whole share. Unless otherwise determined by the Board:
(i)Deferred Equity Awards. DSUs will be granted on the date that such Participant’s RSUs would have been granted in the relevant calendar year in the absence of a deferral election, subject to the terms and conditions of the associated Award Agreement (including eligibility under the Equity Plan on the grant date). The scheduled vesting date(s) for any such DSUs is/are the date(s) on which any RSUs would have vested with respect to a Participant, had such Participant not deferred receipt of such RSUs. For the avoidance of doubt, unless otherwise determined by the Board, the grant date shall be either the date of (and immediately following) the annual meeting of shareholders that occurs in the relevant calendar year (“Annual Meeting”) or, if applicable, the date a Participant is first appointed or elected to the Board.
(ii)Cash Retainers. For any Cash Retainers that are the subject of an election hereunder, the corresponding DSUs or RSUs, as applicable, will be granted either (i) for annual compensation cycles, on the date of (and immediately following) the Annual Meeting or (ii) for initial compensation until the first eligible annual compensation cycle, on the date of a Participant’s initial appointment or election to the Board, as applicable, in either case subject to the terms and conditions of the associated Award Agreement (including eligibility under the Equity Plan on the grant date). Such DSUs or RSUs granted in respect of a Cash Retainer will be scheduled to vest in equal quarterly installments (no more than four installments) on the last day of each calendar quarter starting with the first calendar quarter that commences after the grant date and ending with the calendar quarter in which the anniversary of the most recent Annual Meeting occurs.
(b)Election Forms. A Participant’s deferral election shall be made via a written election form (an “Election Form”) established for such purpose that is executed by such Participant and filed with the Company. A Participant’s Election Form may be revoked on or before the deadline for such revocation pursuant to Section 4(d).

(c)Timing of Elections. Unless otherwise determined by the Board in accordance with applicable law:
(i)subject to Section 4(c)(iii), an Election Form executed by a Participant may only apply to any RSUs or Cash Retainer that is granted to or earned by such Participant following the calendar year in which such Election Form is executed (and subject to any other limitations set forth in the Election Form);
(ii)each Election Form applies solely with respect to compensation for the period of time set forth in the Election Form;
(iii)in the case of the first calendar year in which a Participant becomes eligible to participate in the Plan (including for the year in which the Plan is adopted by the Board), the

Participant must make an initial deferral election within 30 days after he or she becomes eligible to participate in the Plan, and such election may not apply with respect to compensation for services rendered prior to the date of the initial deferral election (and subject to any other limitations set forth in the Election Form).

(d)Revoking an Election Form. Unless otherwise determined by the Company, a Participant may revoke an Election Form by providing written notice as set forth on the Election Form by the deadline specified on the Election Form. Such revocation shall apply to any RSUs or Cash Retainer (as applicable) covered by the Election Form. Any such revocation shall be subject to the requirements of Section 409A of the Code (together with applicable regulations thereunder, “Section 409A”), except to the extent the affected RSUs or Cash Retainer would not be subject to interest or additional tax under Section 409A.

(e)Vesting. Each DSU shall vest on its associated scheduled vesting date (unless such vesting date is accelerated by the Board in its sole discretion) in accordance with the associated Award Agreement.
Section 5. Timing and Form of Distribution.
(a)Unless different election alternatives are approved by the Board for any relevant calendar year in compliance with Section 409A (and set forth in the completed Election Form), distribution and settlement of any vested DSU Share shall be made as promptly as possible (and in any event within 30 days) following termination of Board service (constituting a separation from service under Section 409A).

(b)If the Board, following consultation with the Company, considers a Participant to be one of the Company’s “specified employees” under Section 409A at the time of such Participant’s separation from service with the Company, any distribution that otherwise would be made to such Participant as a result of such separation from service shall not be made until the date that is six months after such separation from service, except to the extent that earlier distribution would not be subject to interest or additional tax under Section 409A.

(c)In the event of a Change in Control, all outstanding DSUs will be distributed and settled to each Participant on or immediately prior to the closing of the Change in Control. “Change in Control” means a “Change in Control” as defined in the Equity Plan, provided that such event constitutes a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the Company’s assets, as such terms are defined in Section 409A.
Section 6. Amount of Distribution.
(a)Vested DSUs shall be allocated to a separate bookkeeping or other account established and maintained by the Company to record the number of Shares to which such vested DSUs relate.

(b)Unless otherwise determined by the Committee or the Board, from the date a Participant’s DSU vests until the distribution date for such vested DSU, if the Company pays a regular or ordinary cash dividend on its Shares, then on the applicable dividend payment date, then additional DSUs shall be credited in an amount determined by multiplying the number of vested DSUs on the related dividend record date by any per share cash dividends and dividing the product by the Fair Market Value of a Share as reported on the dividend payment date.

(c)For clarity, DSUs shall be subject to the terms of the associated Award Agreement and the Equity Plan, including the equitable adjustment provisions contained in the Equity Plan.

(d)On the distribution date applicable to a Participant’s vested DSUs, one DSU Share shall be issued for each vested DSU.
Section 7. Amendments and Termination.
The Board, in its sole discretion, may amend, suspend, discontinue or terminate the Plan or any deferral at any time; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce the accrued benefit of any Participant except to the extent necessary to comply with applicable law or exchange listing rules. The Board further has the right, without a Participant’s consent, to amend or modify the terms of the Plan and such Participant’s deferral to the extent that the Board deems it necessary or advisable to avoid adverse or unintended tax, legal or accounting consequences to such Participant or to the Company.
Section 8. Section 409A.

With respect to deferrals that are subject to Section 409A, the Plan is intended to comply with the requirements of Section 409A, and the provisions of the Plan and any Election Form shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Election Form would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Neither the Company, the Board nor any employee, director, advisor or representative of the Company or of any of its Affiliates shall have any (a) obligation to take any action to prevent the assessment of any penalty or tax on any Person under Section 409A for any Award, or (b) liability to Participants or other Persons with respect to this Section or any taxes or penalties pursuant to Section 409A.
Section 9. Miscellaneous.
(a)General. No non-employee director or other person shall have any claim to be entitled to make a deferral under the Plan, and there is no obligation for uniformity of treatment of Participants or beneficiaries under the Plan. The terms and conditions of deferrals under the Plan need not be the same with respect to each Participant. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(b)Shares. A Participant will not be the beneficial owner of any Share until such Share is issued to the Participant, and will be entitled to the rights of ownership, including voting rights and the right to receive cash or stock dividends, only in respect of Shares that have been issued.
(c)Enforceability. If any provision of the Plan or any Election Form is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or deferral, or would disqualify the Plan or any deferral under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or such Election Form, such provision shall be stricken as to such jurisdiction, person or deferral, and the remainder of the Plan and such Election Form shall remain in full force and effect.
(d)Governing Law. Section 15(q) of the Equity Plan is incorporated by reference as if reprinted herein and shall apply to the Plan and the Election Forms.
(e)Unfunded Status. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or Share issuances not yet made to a Participant by the Company, nothing in the Plan shall give the Participant any rights that are greater than those of a general creditor of the Company.

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